Exhibit 99.2

ModusLink Announces Special Cash Dividend of $40 Million

Company Has Returned More Than $96 Million to Stockholders Since Fiscal 2008

WALTHAM, Mass. – March 7, 2011 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today announced that its Board of Directors has approved a one-time payment to stockholders through a special dividend in order to return value to ModusLink stockholders.

The special cash dividend of $40 million in aggregate, or $0.9134 per share, will be funded by cash on the Company’s balance sheet. At January 31, 2011, the Company had cash totaling $154.2 million. After the special dividend is paid to stockholders, ModusLink believes it will have sufficient cash on hand to support ongoing business operations and execute its strategy for long-term growth.

“ModusLink is pleased to return value to our stockholders through this substantial special cash dividend,” said Joseph C. Lawler, chairman, president and chief executive officer. “We carefully evaluated our balance sheet, and given ModusLink’s liquidity, the Board unanimously determined that it was appropriate to return a portion of the cash on hand to stockholders. This one-time distribution also reflects the confidence we have in ModusLink and its ability to generate cash flow on a long term basis. ModusLink has a strong history of returning excess cash to our stockholders, and we remain committed to creating value for our stockholders as we continue to build upon our leadership position as a provider of global value chain solutions.”

The special dividend is payable on March 31, 2011 to stockholders of record as of March 17, 2011.

Following distribution of the special dividend, ModusLink will have returned more than $96 million to its stockholders since the beginning of fiscal 2008. The $40 million distribution includes amounts remaining under the Company’s current stock repurchase program, announced in June 2010. Since initiating its buyback programs in early fiscal 2008, the company has repurchased $56.7 million of ModusLink shares, reducing its total shares outstanding by approximately 12%.

For U.S. federal income tax purposes, the cash distribution will be a dividend to the extent it is paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The process of determining these amounts includes a comprehensive review and analysis of the Company’s history as well as a final determination of the 2011 fiscal year results. To the extent the cash distribution is treated as a dividend for U.S. federal income tax purposes, stockholders will receive a Form 1099-DIV in early 2012 notifying them of that amount. Stockholders are encouraged to consult with their own tax and financial advisors regarding the implications of this special distribution.

About ModusLink Global Solutions

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 14 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

This release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s belief that it will have sufficient cash on hand to support ongoing business operations and execute its strategy for long-term growth; the Company’s view of its ability to generate cash flow on a long term basis; and expectation of creating value for stockholders. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue and operating income targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

ModusLink Global Solutions

Investors-Financial:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

Media:

Farrah Phillipo, 781-663-5096

Communications Manager

farrah_phillipo@moduslink.com